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                                                                Exhibit 3.1

                        AMENDED AND RESTATED CERTIFICATE

                                       OF

                                 INCORPORATION

                                       OF

                         OPTIMUM HEALTH SERVICES, INC.

         The undersigned, being the president of Optimum Health Services, Inc. (the "Corporation") hereby certifies as follows:

         1. The Certificate of Incorporation of the Corporation as originally filed with the Secretary of State on the 23rd day of May, 1997 and as amended on the 17th day of February, 1998, is amended and restated pursuant to Sections 242 and 245 of the Delaware General Corporation Law to read as follows:

                 FIRST:           The name of the Corporation is Optimum Health
    Services, Inc.

                 SECOND: The Certificate of Incorporation was originally filed with the Secretary of State on the 23rd day of May, 1997, and was amended on the 17th day of February, 1998. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, DE 19801. The registered agent in charge thereof is The Corporation Trust Company.

                 THIRD:   The purpose of the Corporation is to engage in any
    lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                 FOURTH: The Corporation shall have the authority to issue 11,000,000 shares, consisting of 10,000,000 shares of Common Stock, $.01 par value per share and 1,000,000 shares of Preferred Stock, $.01 par value per share. The Board of Directors may authorize the issuance from time to time of the preferred stock in one or more series and with such designations and such powers, preferences and rights, and the qualifications, limitations or restrictions thereof (which may differ with respect to each series) and such powers as the Board may fix by resolution.

                 FIFTH:   The Corporation is to have perpetual existence.

                 SIXTH:   Whenever a compromise or arrangement is proposed
    between this
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Corporation and its creditors or any class of them and/or between this
Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

                 SEVENTH:     The Corporation reserves the right to amend,
alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                 EIGHTH:      A director of this Corporation shall not be
personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article by the stockholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                 NINTH:       The Corporation shall, to the fullest extent
permitted by law, as the same is now or may hereafter be in effect, indemnify each person (including heirs, executors, adminstrators and other personal representatives of such person) against expenses including attorney's fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred y such person in connection with any threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving any other incorporated or unincorporated enterprise in such capacity at the request of the Corporation.

                 TENTH:       Unless, and except to the extent that the bylaws
of the Corporation





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shall so require, the election of directors of the Corporation need not be by written ballot.

         2. The foregoing Amended and Restated Certificate of Incorporation of the Corporation have been duly approved and adopted by the board of directors and the shareholders of the Corporation in accordance with
Section 242 of the General Corporation Law.

         IN WITNESS WHEREOF, I hereunto set my hand this ____ day of July, 1998, and I affirm that the foregoing certificate is my act and deed and that the facts stated therein as true.


                                        -------------------------
                                        Jason Patchen, President